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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Exhibit 23.1

We consent to the incorporation by reference in Registration Statement No. 333-199181 on Form S-3 of our report dated February 4, 2015, relating to the financial statements of General Motors Financial Company, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of General Motors Financial Company, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Fort Worth, Texas
February 4, 2015